Exhibit 99.1

PRESS RELEASE

Blackbaud Outlines Initial Actions to Strengthen Financial Position Amid COVID-19
Withdraws Full Year 2020 Financial Guidance

Charleston, S.C. (April 6, 2019) — Blackbaud, Inc. (NASDAQ: BLKB), the world’s leading cloud software company powering social good, today outlined actions taken to ensure financial strength and flexibility in response to current global market conditions while remaining critically focused on the success of its customers and the health and economic stability of its employees. Given the uncertainty related to COVID-19, Blackbaud has withdrawn its full year 2020 financial guidance issued on February 10, 2020. Learn more about the resources and measures that Blackbaud is taking for its customers.
"Our top priority is protecting the safety and welfare of our people and continuing to be a strong global partner for social good organizations around the world during this unprecedented time," said Mike Gianoni, Blackbaud's president and CEO. "We acted quickly to transition our 3,600 employees to work remotely in a matter of days, and I'm proud of how our teams have risen to the challenge to maintain continuity in our business operations, while continuing to support our customers. Blackbaud serves many different organization types, and the impact of COVID-19 is manifesting in different ways across our customer base. We’re seeing many cases in which our customers are using Blackbaud technology to quickly mobilize and adopt to a more digital and virtual environment. For example, private K–12 schools across the U.S. are benefitting from Blackbaud's cloud solutions by being able to move classes and the in-school experience online. Meanwhile, we're working diligently to provide resources, guidance and technology to other nonprofits like arts and cultural organizations that are facing an entirely different set of challenges as they look to pivot their engagement strategies during temporary closures. While we cannot predict how long this current situation will last, Blackbaud remains deeply committed to supporting our customers and employees while ensuring the long-term success of the company."
Blackbaud has taken several immediate steps to provide additional near-term liquidity and financial flexibility while implementing employee relief measures in light of the COVID-19 pandemic. These actions include:

•	Blackbaud's Board of Directors has eliminated the payment of quarterly cash dividends on Blackbaud's common stock, effective immediately

•	Restriction of non-essential employee travel and other operating cost reductions

•	Temporary freeze on company hiring efforts

•	Blackbaud's 401(k) match program will be temporarily suspended for US-based employees

•	Mike Gianoni, Blackbaud's president and CEO, will forgo his paycheck for the foreseeable future

•	Employee cash merit increases and 2020 cash bonus plans will be replaced with one-time equity awards

•	All worldwide employees that have a base salary equal to or less than $75,000 USD will receive additional financial support in the form of a one-time bonus of $1,000 USD (adjusted for local currency)
"We had a strong start to the year, however there is now a great deal of uncertainty in terms of how this COVID-19 disruption will impact our market, the economy and our company. We have acted quickly to preserve our strong balance sheet and capital structure with a focus on protecting our people, continuing to support our customers, and providing long-term value to our shareholders," said Tony Boor, executive vice president and CFO. "Given our inability to accurately predict the duration and magnitude of potential impacts associated with COVID-19, we believe it is appropriate to withdraw full year financial guidance for 2020."

PRESS RELEASE

About Blackbaud
Blackbaud (NASDAQ: BLKB) is the world’s leading cloud software company powering social good. Serving the entire social good community—nonprofits, foundations, companies, education institutions, healthcare organizations and individual change agents—Blackbaud connects and empowers organizations to increase their impact through cloud software, services, expertise and data intelligence. The Blackbaud portfolio is tailored to the unique needs of vertical markets, with solutions for fundraising and CRM, marketing, advocacy, peer-to-peer fundraising, corporate social responsibility, school management, ticketing, grantmaking, financial management, payment processing and analytics. Serving the industry for more than three decades, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada, Costa Rica and the United Kingdom. For more information, visit www.blackbaud.com, or follow us on Twitter, LinkedIn, Instagram, and Facebook.

Investor Contact:	Media Contact:
Steve Hufford	media@blackbaud.com
Director of Investor Relations
843-654-2655
steve.hufford@blackbaud.com
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: the predictability of our business and financial results. These statements involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: management of integration of acquired companies; uncertainty regarding increased business and renewals from existing customers; a shifting revenue mix that may impact gross margin; continued success in sales growth; uncertainty regarding the COVID-19 disruption; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department. Blackbaud assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Trademarks
All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.